Exhibit 23.1

INFORMATION REGARDING CONSENT

OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Genuity Inc. (“Genuity”) dismissed Arthur Andersen LLP (“Andersen”) as its independent auditors, effective April 4, 2002. For additional information, see Genuity’s Current Report on Form 8-K filed on April 5, 2002 (as amended by the Form 8-K/A filed on April 15, 2002). After reasonable efforts, Genuity has been unable to obtain Andersen’s written consent to the incorporation by reference into Genuity’s Registration Statements File No. 333-54524 and File No. 333-73708 of Andersen’s audit report with respect to Genuity’s consolidated financial statements as of December 31, 2001 and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits Genuity to file this Current Report on Form 8-K, which is incorporated by reference into the Registration Statements, without a written consent from Andersen. As a result, with respect to transactions in Genuity securities pursuant to the Registration Statements that occur subsequent to the date this Current Report on Form 8-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.